Exhibit 99.2

IEC ELECTRONICS CORP - CONSOLIDATED
BALANCE SHEET
APR 01, 2011 AND SEP 30, 2010
(In Thousands)

	APR 01, 2010	SEP 30, 2010
ASSETS

CURRENT ASSETS
Cash	0	0
Accounts Receivable	19,466	16,315
Inventories	19,823	12,068
Deferred Income Taxes	3,940	3,359
Other Current Assets	275	234
Total Current Assets	43,504	31,976

NET FIXED ASSETS	19,678	13,098

NON-CURRENT ASSETS
Goodwill	13,009	58
Intangible Assets	5,363	331
Deferred Income Taxes	8,084	10,113
Other Non-Current Assets	206	106
TOTAL ASSETS	89,844	55,682

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short Term Borrowings	7,017	2,899
Accounts Payable	11,179	8,145
Accrued Payroll and Related Taxes	2,158	2,279
Other Accrued Expenses	970	941
Other Current Liabilities	553	0
Total Current Liabilities	21,877	14,264

LONG TERM DEBT	38,759	15,999

TOTAL LIABILITIES	60,636	30,263

SHAREHOLDER'S EQUITY
Authorized - 50,000,000 shares Issued – 10,634,910, Outstanding – 9,622,037
Common stock, par value $.01 per share	106	101
Treasury Shares at Cost - 1,012,873 shares	(1,413)	(1,413)
Additional Paid-in Capital	42,126	41,138
Retained Earnings	(11,611)	(14,407)
TOTAL SHAREHOLDER’S EQUITY	29,208	25,419

TOTAL LIABILITIES & EQUITY	89,844	55,682

IEC ELECTRONICS CORP - CONSOLIDATED
STATEMENT OF INCOME
FOR QUARTER END & YTD APR 01, 2011 AND MAR 26, 2010
(In Thousands)

	ACTUAL QUARTER APR 01, 2011	PRIOR QUARTER MAR 26, 2010	ACTUAL YTD APR 01, 2011	PRIOR YTD MAR 26, 2010

Sales	35,085	25,232	63,729	43,292
Cost of Sales	28,141	21,214	52,202	36,461
Gross Profit	6,944	4,018	11,527	6,831

Less: Operating Expenses
Selling & G&A	3,621	2,035	6,241	3,535
Other	0	0	0	0
Total Operating Expenses	3,621	2,035	6,241	3,535

Operating Profit	3,323	1,983	5,286	3,296

Interest and Financing Expense	480	260	723	355
Other Expense/(Income)	115	130	130	188
Net Income before Income Taxes	2,728	1,593	4,433	2,753

Provision for /(benefit from)Income Tax	981	557	1,637	963

Net Income	1,747	1,036	2,796	1,790

Basic Earnings Per Share	$0.18	$0.12	$0.30	$0.20
Diluted Earnings Per Share	$0.17	$0.11	$0.28	$0.19

Basic Shares	9,576,152	8,974,796	9,399,555	8,903,765
Diluted Shares	9,996,928	9,651,921	9,887,922	9,593,155

IEC ELECTRONICS CORP - CONSOLIDATED
RECONCILIATION OF NET INCOME TO EBITDA
FOR QUARTER END & YTD APR 01, 2011 AND MAR 26, 2010
(In Thousands)

	ACTUAL QUARTER APR 01, 2011	PRIOR QUARTER MAR 26, 2010	ACTUAL YTD APR 01, 2011	PRIOR YTD MAR 26, 2010

Net Income	1,747	1,036	2,796	1,790

Provision for /(benefit from) Income Tax	981	557	1,637	963

Depreciation and Amortization Expense	797	277	1,286	414

Net Interest Expense / (Income)	480	260	723	355
EBITDA	4,005	2,130	6,442	3,522

Basic Earnings Per Share	$0.42	$0.24	$0.69	$0.40
Diluted Earnings Per Share	$0.40	$0.22	$0.65	$0.37

Basic Shares	9,576,152	8,974,796	9,399,555	8,903,765
Diluted Shares	9,996,928	9,651,921	9,887,922	9,593,155